Exhibit 10.21

FIRST AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment to Executive Employment Agreement (this “Amendment”) is made as of July 16, 2026 (the “Amendment Effective Date”), between Ferrellgas, Inc., a Delaware corporation (the “Company”), and Tamria Zertuche (the “Executive”) (each a “Party” and collectively the “Parties”).

The Parties wish to amend the Executive Employment Agreement dated as of August 1, 2023, between the Company and the Executive (the “Agreement”) to extend the Term of the Executive’s employment with the Company and to increase the amount of the Executive’s Base Salary, in each case as more particularly set forth in this Amendment. Capitalized terms in this Amendment that are not otherwise defined in this Amendment will have the meanings ascribed to them in the Agreement.

1. Employment Term. Section 1 of the Agreement is deleted in its entirety and replaced with the following:

1.Employment Term. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Employment Agreement for the period commencing as of August 1, 2023 (the “Commencement Date”) and continuing until July 31, 2029 (the “Term”), unless earlier terminated by the Company or Executive pursuant to the provisions set forth in Section 4 hereof.  The Employment Agreement shall automatically terminate at 11:59 p.m. Eastern Time on July 31, 2029, unless either Party provides not less than ninety (90) days’ advance written notice prior to the expiration of the Term of this Agreement.

2. Base Salary. Section 3(a) of the Agreement is deleted in its entirety and replaced with the following:

(a)Base Salary. During the Term, Executive’s base salary shall be $935,000.00 per annum from and after August 1, 2026, or such higher amount as determined by the Board in its discretion, to be reviewed annually (the “Base Salary”), less required withholdings and taxes, which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time).

3. Miscellaneous.

3.1.Entire Agreement. This Amendment, together with the Agreement, sets forth the Parties complete and exclusive agreement regarding the subject matter of the Agreement. In the event of a conflict between this Amendment and the Agreement, this Amendment will control. The Agreement remains in full force and effect subject to any modifications set forth in this Amendment.

3.2.Execution. This Amendment may be executed in counterparts, and each counterpart will be deemed an original. All counterparts, when taken together, will constitute the same instrument. This Amendment and the transactions contemplated by this Amendment may be conducted by electronic means. Signatures to this Amendment and any other document delivered pursuant to this Amendment may be made electronically. Copies of signatures and electronic images of signatures will be deemed originals for all purposes.

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For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound, has caused this Amendment to be executed as of the Amendment Effective Date.

“Company”

Ferrellgas, Inc.

By:	/s/ Brent Banwart
Brent Banwart
VP, HR and IT

“Executive”

/s/ Tamria Zertuche
Tamria Zertuche